Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

THIRD QUARTER FISCAL 2008 OPERATING RESULTS

Uncasville, Connecticut, July 31, 2008 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the third quarter ended June 30, 2008. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Consolidated financial results for the third quarter ended June 30, 2008:

•	Gaming revenues of $330.5 million, a 10.9% decrease from the third quarter of fiscal 2007
•	Table games revenues of $75.3 million, a 25.4% decrease from the third quarter of fiscal 2007
•	Gross slot revenues of $254.4 million, a 5.2% decrease from the third quarter of fiscal 2007
•	Non-gaming revenues of $81.5 million, a 19.0% increase over the third quarter of fiscal 2007
•	Net revenues of $376.8 million, a 7.4% decrease from the third quarter of fiscal 2007
•	Income from operations of $32.7 million, a 56.8% decrease from the third quarter of fiscal 2007
•	Net income of $5.0 million, an 89.0% decrease from the third quarter of fiscal 2007
•	Adjusted EBITDA, a non-GAAP measure described below, of $58.8 million, a 41.0% decrease from the third quarter of fiscal 2007

Other Highlights:

•	Table games drop of $650.3 million, a 6.4% increase over the third quarter of fiscal 2007
•	Groundbreaking for construction of the Earth Expansion at Mohegan Sun, which will feature the 919-room Earth hotel, occurred on May 14, 2008
•	Named “Casino of the Year” by the Academy of Country Music

“Our third quarter results reflect pressures from unfavorable economic conditions and significantly higher gas prices, as well as abnormally low table games hold percentage, which we expect to return to more normalized levels in future quarters,” said Mitchell Grossinger Etess, President and CEO of the Authority. “Notwithstanding these pressures, we posted a strong increase in non-gaming revenues and successfully opened Project Sunrise under budget and ahead of schedule.”

Third Quarter Operating Results

Consolidated Adjusted EBITDA for the quarter ended June 30, 2008 decreased by $40.9 million, or 41.0%, to $58.8 million from $99.7 million in the third quarter of fiscal 2007. The decrease in consolidated Adjusted EBITDA is primarily attributable to decreases in Adjusted EBITDA at Mohegan Sun and Pocono Downs of $37.1 million and $2.4 million, respectively. The results at Mohegan Sun were impacted by unusually low table games hold percentage, or table games revenues divided by table games drop, as further described herein.

Consolidated net income for the quarter ended June 30, 2008 decreased by $40.7 million, or 89.0%, to $5.0 million compared to $45.7 million in the third quarter of fiscal 2007. The decrease in consolidated net income is primarily due to decreases in income from operations at Mohegan Sun and Pocono Downs of $37.9 million and $3.4 million, respectively.

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended June 30, 2008 decreased by $37.1 million, or 39.8%, to $56.0 million from $93.1 million in the third quarter of fiscal 2007. This decrease is primarily attributable to lower table games and slot revenues. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, decreased to 17.1% for the quarter ended June 30, 2008 from 26.4% in the third quarter of fiscal 2007. Table games hold percentage decreased 490 basis points to 11.6% for the quarter ended June 30, 2008 compared to 16.5% in the quarter ended June 30, 2007. Historically, table games hold percentage at Mohegan Sun has averaged approximately 15.5%.

Net revenues for the quarter ended June 30, 2008 decreased by $26.0 million, or 7.4%, to $326.9 million from $352.9 million in the third quarter of fiscal 2007. This decrease is attributable primarily to the decline in table games and slot revenues and a $1.8 million increase in promotional allowances. The increase in promotional allowances resulted from a significant increase in the number of shows and ticket sales at the Mohegan Sun Arena, as further discussed below.

Gaming Revenues

The Northeast slot and video lottery terminal gaming market, or the Northeast slot gaming market, which we have defined to include Mohegan Sun, Foxwoods Resort Casino, Twin River, Newport Grand and Empire City, has shown year over year growth, despite the continuing evidence of unfavorable macroeconomic conditions. The Northeast slot gaming market generated total gross slot revenues, or gross slot win, of $659.4 million and $642.3 million for the quarters ended June 30, 2008 and 2007, respectively, representing an increase of 2.7%. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market, or percentage of gross slot win in the market divided by the percentage of slot machines in the market, for the quarter ended June 30, 2008 decreased to 133.3% from 142.7% in the third quarter of fiscal 2007. We believe our decline in slot win efficiency in this market is attributable, in part, to higher gas prices, as customers in the New York City and Boston markets likely chose to frequent closer gaming facilities. The Connecticut slot gaming market, which consists of Mohegan Sun and Foxwoods Resort Casino, generated gross slot win of $407.3 million and $425.8 million for the quarters ended June 30, 2008 and 2007, respectively, representing a decline of 4.3%. Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market, or percentage of gross slot win in the market divided by the percentage of slot machines in the market, for the quarter ended June 30, 2008 increased to 117.7% from 116.2% in the third quarter of fiscal 2007. Gross slot win at Mohegan Sun for the quarter ended June 30, 2008 decreased by $10.3 million, or 4.6%, to $213.1 million from $223.4 million in the third quarter of fiscal 2007. We believe the reduction in slot revenues at Mohegan Sun is primarily attributable to increased competition in the Northeast slot gaming market from recently expanded video lottery terminal facilities in Yonkers, NY and Lincoln, RI, and, to a lesser extent, our Connecticut competitor, Foxwoods Resort Casino, following the opening of their new and expanded gaming facility on May 17, 2008. In addition, we believe higher gas prices and the continued weakening of consumer spending in the Northeast region resulted in lower spending by gaming patrons, which also contributed to the decline in our slot revenues. Mohegan Sun’s gross slot win per unit per day was $392 and $413 for the quarters ended June 30, 2008 and 2007, respectively. Mohegan Sun’s gross slot hold percentage, or gross slot win divided by slot handle, for the quarter ended June 30, 2008 was 8.5% compared to 8.6% in the third quarter of fiscal 2007. The decrease in gross slot hold percentage is attributable to the introduction of $8.1 million in free promotional slot play to our patrons, which is reflected in slot handle, during the quarter.

Table games revenues decreased by $25.6 million, or 25.4%, to $75.3 million for the quarter ended June 30, 2008 from $100.9 million in the third quarter of fiscal 2007. The decrease in table games revenues is attributable to a significant decrease in table games hold percentage to 11.6% for the quarter ended June 30, 2008 compared to 16.5% in the third quarter of fiscal 2007. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods. Historically, table games hold percentage at Mohegan Sun has averaged approximately 15.5%. Utilizing our historical average table games hold percentage of 15.5%, we estimate that our table games revenues were negatively impacted by approximately $25.5 million for the quarter. Table games drop increased 6.4% to $650.3 million for the quarter ended June 30, 2008 from $611.2 million in the third quarter of fiscal 2007. The growth in table games drop primarily resulted from increased high limit table games play, the continued success of Mohegan Sun’s Asian table games marketing program and by the August 2007 opening of the 46-table Sunrise Square expansion. Table games revenue per unit per day was $2,578 and $3,990 for the quarters ended June 30, 2008 and 2007, respectively.

Non-gaming Revenues

Food and beverage revenues increased by $1.2 million, or 5.3%, to $23.8 million for the quarter ended June 30, 2008 from $22.6 million in the third quarter of fiscal 2007. The increase in food and beverage revenues is attributable primarily to increased banquet revenues from the Mohegan Sun convention center and the addition of new revenues from the 4,000-square-foot “Hong Kong” Street food outlet in Sunrise Square, which opened in August 2007. The increased number of entertainment events at the Mohegan Sun Arena also contributed to the increase in food and beverage revenues during the quarter.

Hotel revenues for the quarter ended June 30, 2008 increased by $1.4 million, or 12.4%, to $12.5 million from $11.1 million in the third quarter of fiscal 2007. The increase in hotel revenues is primarily attributable to an increase in the average daily room rate, or ADR, to $114 for the quarter ended June 30, 2008 compared to $104 in the third quarter of fiscal 2007. The increase in ADR is consistent with increases in room rates offered to transient and group hotel guests in the Northeast slot gaming market. The increase in ADR was also supported by the growth in entertainment business, as further discussed below. Hotel occupancy increased to 95.5% for the quarter ended June 30, 2008 from 94.4% in the third quarter of fiscal 2007. The increase in hotel occupancy is partially attributable to rooms being out of service during the third quarter of fiscal 2007 due to the hotel room renovation program, which began in January 2007 and was completed in June 2007. Revenue per available room, or REVPAR, increased to $108 for the quarter ended June 30, 2008 compared to $98 in the third quarter of fiscal 2007.

Retail, entertainment and other revenues increased by $9.8 million, or 30.9%, to $41.4 million for the quarter ended June 30, 2008 from $31.6 million in the third quarter of fiscal 2007. This increase is primarily the result of a $10.4 million, or 91.6%, increase in entertainment revenues due to a significant increase in the number of shows at the Mohegan Sun Arena, resulting in a 41.7% increase in Arena ticket sales, as well as a 40.5% increase in average price per ticket at the Arena from more headliner shows performed in the Arena, including eight Billy Joel concerts, as compared to the third quarter of fiscal 2007. The increase in retail, entertainment and other revenues was partially offset by a $1.2 million decrease in retail revenues.

Income from Operations

Income from operations for the quarter ended June 30, 2008 decreased by $37.9 million, or 52.3%, to $34.5 million from $72.4 million in the third quarter of fiscal 2007. The decrease in income from operations is primarily attributable to the declines in gaming revenues as more fully discussed above, combined with higher direct entertainment costs resulting from the increased number of shows at the Mohegan Sun Arena during the quarter.

“Our programs continued to outperform the market in the Northeast in the third quarter,” said Anthony Patrone, Senior Vice President of Marketing. “Despite the opening of a major expansion by our main competitor, we were able to increase our slot win efficiency by low single digits and hold market share in the Connecticut slot gaming market, while our table games volumes grew by more than 6%. We continued to deliver more headliner shows in the quarter, attracting large audiences and helping produce double-digit growth in our non-gaming revenues.”

Pocono Downs

Adjusted EBITDA for the quarter ended June 30, 2008 decreased by $2.4 million, or 24.4%, to $7.3 million from $9.7 million in the third quarter of fiscal 2007. This decrease is primarily attributable to lower gaming revenues following the opening of a new gaming facility by a competitor, Mount Airy Casino Resort, or Mount Airy, in Mount Pocono, Pennsylvania, in October 2007, and higher casino marketing and promotional expenses in response to the new competition. Adjusted EBITDA margin decreased to 14.6% for the quarter ended June 30, 2008 from 17.8% in the third quarter of fiscal 2007.

Net revenues for the quarter ended June 30, 2008 decreased by $4.3 million, or 7.8%, to $49.9 million from $54.2 million in the third quarter of fiscal 2007. This decrease is attributable primarily to the decline in gaming revenues and a $902,000 increase in promotional allowances due to higher redemptions under the Player’s Club program, partially offset by an increase in non-gaming revenues.

Commenting on the results at Pocono Downs, Robert J. Soper, President and Chief Executive Officer, said, “We are encouraged by our results this quarter, including our very strong win efficiency, particularly in light of the difficult economic climate, the changing competitive landscape and construction disruptions caused by Project Sunrise. We are upbeat about our growth prospects after a very successful opening of our new complex on July 17th.”

Gaming Revenues

The Northeastern Pennsylvania slot gaming market, which we have defined to include Pocono Downs and Mount Airy, generated gross slot win of $89.9 million and $44.7 million for the quarters ended June 30, 2008 and 2007, respectively, representing an increase of 101.2%. Gross slot win at Pocono Downs for the quarter ended June 30, 2008 decreased by $3.5 million, or 8.0%, to $41.3 million from $44.8 million in the third quarter of fiscal 2007. The reduction in slot revenues at Pocono Downs is primarily attributable to increased competition following the opening of Mount Airy, located approximately 40 miles away from Pocono Downs. The slot results for the quarter were also impacted by the continued weakening of the regional economy and business disruptions caused by Project Sunrise construction, primarily parking related. Pocono Downs’ slot win efficiency, or percentage of gross slot win in the market divided by the percentage of slot machines in the market, for the quarter ended June 30, 2008 was 141.9%. Gross slot win per unit per day was $377 and $431 for the quarters ended June 30, 2008 and 2007, respectively. Gross slot hold percentage for the quarter ended June 30, 2008 was 8.7% compared to 9.2% in the third quarter of fiscal 2007. The decrease in gross slot hold percentage is primarily attributable to the introduction of electronic blackjack games and higher denomination slot machine games on the gaming floor during the quarter, both of which have a lower hold percentage than other slot machines.

Racing revenues decreased by $472,000, or 6.3%, to $7.0 million for the quarter ended June 30, 2008 from $7.5 million in the third quarter of fiscal 2007. The decrease in racing revenues is primarily due to the continued weakening of the regional economy and increased competition from newly opened off-track wagering facilities in New Jersey.

Non-gaming Revenues

Non-gaming revenues for the quarter ended June 30, 2008 increased by $677,000, or 21.5%, to $3.8 million from $3.1 million in the third quarter of fiscal 2007. This increase is the result of increases in food, beverage and retail sales due primarily to increased utilization of Pocono Downs Player’s Club points and promotional coupons at the property’s restaurants and its retail outlet.

Income from operations

Income from operations for the quarter ended June 30, 2008 decreased by $3.4 million, or 52.3%, to $3.1 million from $6.5 million in the third quarter of fiscal 2007.

Corporate

Corporate total operating costs and expenses increased $1.8 million to $5.0 million compared to $3.2 million in the third quarter of fiscal 2007 due to increased expenditures related to governmental and certain administrative services provided by the Mohegan Tribe of Indians of Connecticut, or the Tribe, in conjunction with the operation of Mohegan Sun, higher salary and wages costs as a result of certain reallocation of costs to Corporate from Mohegan Sun.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	June 30, 2008	June 30, 2007		June 30, 2008	June 30, 2007
Mohegan Sun	$326,897	$352,947		$55,995	$93,058
Pocono Downs	49,948	54,170		7,296	9,654
Corporate	—	—		(4,448)	(3,056)

Total	$376,845	$407,117		$58,843	$99,656

(in thousands, unaudited)	Net Revenues For the Nine Months Ended			Adjusted EBITDA For the Nine Months Ended
	June 30, 2008	June 30, 2007		June 30, 2008	June 30, 2007
Mohegan Sun	$1,012,791	$1,051,072		$216,735	$280,953
Pocono Downs	143,580	130,652	(1)	19,856	18,162 (1)
Corporate	—	—		(14,876)	(7,910)

Total	$1,156,371	$1,181,724		$221,715	$291,205

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to June 30, 2007.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2008, the Authority held cash and cash equivalents of $78.0 million, a decrease of $27.6 million from $105.6 million as of September 30, 2007. As of June 30, 2008, there was $205.0 million drawn on the Authority’s $1.0 billion bank credit facility. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $787.3 million of available borrowing capacity under the bank credit facility as of June 30, 2008. The Authority’s total debt was approximately $1.45 billion as of June 30, 2008.

Interest expense decreased by $3.4 million, or 4.7%, to $68.2 million for the nine months ended June 30, 2008 compared to $71.6 million in the nine months ended June 30, 2007. The decrease in interest expense is primarily due to the capitalization of $5.4 million in interest costs relating to Project Horizon and Project Sunrise and a slight decrease in weighted average interest rate, partially offset by an increase in weighted average outstanding debt. The weighted average interest rate was 7.2% for the nine months ended June 30, 2008 compared to 7.4% in the nine months ended June 30, 2007. The weighted average outstanding debt was $1.36 billion for the nine months ended June 30, 2008 compared to $1.30 billion in the nine months ended June 30, 2007. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund Project Horizon and Project Sunrise.

Bank Credit Facility Amendment

In February 2008, the Authority received requisite consent from its lenders to Amendment No. 1 to its bank credit facility. Amendment No. 1, among other things, provides for increases in permitted capital expenditures for Project Horizon and Project Sunrise from $800.0 million and $200.0 million, respectively, to $950.0 million and $215.0 million, respectively. Amendment No. 1 also modified certain provisions of the loan agreement, including the Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants to conform with the projected expenditures and the projected completion dates for Project Horizon and Project Sunrise.

Capital Expenditures

The Authority’s capital expenditures totaled $272.3 million for the nine months ended June 30, 2008 compared to $96.6 million in the nine months ended June 30, 2007. The capital expenditures were comprised of capital expenditures at Mohegan Sun of $136.4 million, which included Project Horizon construction expenditures of $112.2 million, including capitalized interest of $2.7 million, and capital expenditures at Pocono Downs of $135.9 million, which included Project Sunrise construction expenditures of $134.3 million, including capitalized interest of $2.7 million.

Total capital spending for fiscal year 2008 at Mohegan Sun, exclusive of Project Horizon spending, is forecasted to be $58.0 million. Maintenance capital expenditures for fiscal year 2008 at Mohegan Sun are anticipated to be $37.3 million for the replacement and improvements of information technology equipment, systems and software, Casino of the Earth renovations and the purchase of slot machines. An additional $20.7 million is being expended in fiscal 2008 in the Casino of the Sky to replace coin redemption booths with slot machines and new bars and to prepare space for the Casino of the Wind.

Total capital expenditures for Pocono Downs are anticipated to be $178.0 million for the 2008 fiscal year, comprised primarily of $175.5 million in construction and furniture, fixtures and equipment expenditures to complete Project Sunrise.

Project Horizon – Connecticut

Project Horizon, Mohegan Sun’s second major expansion, consists of four major components (Sunrise Square, Casino of the Wind, Earth Expansion and Property Infrastructure). The plans for Project Horizon include adding approximately 919 hotel rooms, gaming space and other new non-gaming amenities to Mohegan Sun. Upon completion of Project Horizon, Mohegan Sun is expected to offer approximately 7,000 slot machines, 380 table games, including poker, 2,100 hotel rooms, 75 restaurant and retail outlets, 30 bars and lounges and 4 entertainment venues.

Sunrise Square, our new Asian-themed gaming area in the Casino of the Earth, was completed in August 2007 at a cost of approximately $17.0 million. Sunrise Square includes 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker, a 5,000-square-foot bus lobby and a 4,000-square-foot “Hong Kong” Street food outlet.

The Authority also is constructing the Casino of the Wind, a new gaming area adjacent to the Casino of the Sky, which is expected to include approximately 45,000 square feet of gaming space with approximately 670 slot machines, 28 table games and a themed poker room with 42 tables, as well as approximately 20,000 square feet of new dining and retail amenities, including a two-level, 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant and the return of Chief’s Deli, a casual dining restaurant, to be operated by the Authority. Groundbreaking for the Casino of the Wind occurred in June 2007, and the new casino is scheduled to open on August 29, 2008. The estimated cost of the Casino of the Wind is $116.0 million.

Project Horizon also includes the Earth Expansion, which features the Earth hotel. The Earth hotel is expected to include approximately 919 rooms, including approximately 261 House of Blues-themed hotel rooms, and a House of Blues Foundation Room. The Earth Expansion also is planned to include new House of Blues-themed dining and entertainment amenities, including an approximately 36,000-square-foot music hall and a 3,000-square-foot special events room. In addition, the Earth Expansion will include approximately 44,000 square feet of retail space, additional food and beverage facilities, including two fine-dining options, a burger restaurant, four bars, a family-style sit down pizzeria and a four-station quick-serve dining area. Groundbreaking for the Earth Expansion occurred on May 14, 2008. The Earth hotel and related facilities are expected to open in the Fall of 2010. The estimated cost of the Earth Expansion is $695.0 million.

The Property Infrastructure component of Project Horizon is underway and includes a 1,500-space parking garage and additional surface parking lots, site development and road improvements on or adjacent to the property. The estimated cost is $97.0 million.

Total costs for Project Horizon, inclusive of costs incurred to date for Sunrise Square, the Casino of the Wind, the Earth Expansion and Property Infrastructure, currently are estimated to be approximately $925.0 million, exclusive of capitalized interest. Remaining project costs are estimated to be incurred as follows: fiscal year 2008, $207.0 million; fiscal year 2009, $270.0 million; fiscal year 2010, $357.0 million; and fiscal year 2011, $45.0 million.

Project Sunrise – Pennsylvania

Pocono Downs recently completed Project Sunrise, a Phase II gaming and entertainment facility adjacent to the Phase I gaming facility, which opened to the public on July 17, 2008. The combined facility now includes approximately 2,500 slot machines and electronic blackjack games, several dining options including Ruth Chris’ Steakhouse, Rustic Kitchen Bistro and Bar, which will also feature a live cooking show, and Bar Louie, a casual bar and restaurant; as well as Timbers Buffet, a 300-seat Mohegan Indian cultural heritage themed buffet, and a food court including Johnny Rockets, Hot Dog Hall of Fame, Puck Express by Wolfgang Puck, Ben and Jerry’s Ice Cream and Betty and Joe’s Baker and Coffee Maker. Pocono Downs now also offers a wide array of retail amenities including Brookstone, Marshall Rousso women’s couture, men’s fine apparel boutique Misura, a fine jewelry store named Reflections, Crossing Vineyards Wine and Cheese Shop, and MOGO, the Pocono Downs logo store. Project Sunrise also adds three new bars/lounges: Sunburst Bar, featured in the center of the gaming floor, Breakers, which offers live entertainment at least three nights a week, and Pearl Sushi Bar. The final cost of Project Sunrise is anticipated to be approximately $203.2 million.

“In light of the current economic environment and competitive landscape, we continue to focus on aligning our cost structure at Mohegan Sun,” said Jeffrey E. Hartmann, the Authority’s COO. “We are pleased that our Project Sunrise project came in under budget and ahead of schedule, and believe that our Casino of the Wind component of Project Horizon will also be completed under budget and ahead of schedule, with the grand opening planned on August 29th.”

Other Projects

New York

In April 2008, the Authority’s wholly owned subsidiary, MTGA Gaming, LLC, or MTGA Gaming, and Capital Play, Inc., or Capital Play, and its partners, Extell Development Company and Plainfield Special Situations Master Fund Limited, submitted a new joint proposal to the State of New York to develop and manage the proposed video lottery terminal facility and a mixed-use retail and hotel facility to be developed at Aqueduct Racetrack in Jamaica, New York. If Capital Play’s bid is selected, MTGA Gaming would manage the proposed 4,500 video lottery terminal facility at Aqueduct Racetrack, which is currently expected to open in the fall of 2009.

Kansas

In September 2007, MTGA Gaming, along with RED Leg Sun, LLC, or RED and Olympia Gaming-KC, LLC, or Olympia, formed Leg Sun, LLC, or Leg Sun, a joint venture created to submit an application to the Kansas Lottery Commission for the proposed development of a gaming facility and destination resort to be named Legends Sun and located in Wyandotte County, Kansas. MTGA Gaming, RED and Olympia were the one-third owners of Leg Sun. During the second fiscal quarter of 2008, MTGA Gaming restructured its ownership interest in Leg Sun, transferring its membership interest to Mohegan Resorts Kansas, LLC, or MRK, a limited liability company owned indirectly 51% by the Tribe and 49% by MTGA Gaming through Mohegan Gaming & Hospitality, or MG&H. On June 23, 2008, MRK acquired Olympia’s membership interest in Leg Sun and is now the holder of a two-third ownership interest in Leg Sun, with the remaining one-third interest held by RED.

In accordance with the Kansas Expanded Lottery Act, the project is subject to various reviews, requirements and approvals by the Kansas Lottery Commission, which is considering three other proposals that, like Leg Sun, have received the requisite local endorsements for the right to develop a single resort casino in Wyandotte County. The Kansas Lottery Gaming Facility Review Board is required to select a manager for the Wyandotte County facility by September 30, 2008. If the Leg Sun proposal is selected, the proposed $770.0 million Legends Sun complex would feature a wide array of attractions and amenities that include a casino with approximately 2,000 slot machines, 60 table games and 25 poker tables, a Robert Trent Jones II designed championship golf course, a luxury hotel with approximately 350 rooms, a convention and conference facility, approximately 200,000 square feet of mixed-use retail and approximately 200,000 square feet of residential development.

In a separate matter, in February 2008, a Kansas district court judge ruled that the Kansas Expanded Lottery Act does not violate the Kansas Constitution and properly allows for state-owned casinos, including those being proposed in Wyandotte County. In June 2008, the Kansas Supreme Court upheld the district court judge’s decision.

Capital Resources

Distributions to the Tribe totaled $60.1 million and $55.2 million for the nine months ended June 30, 2008 and 2007, respectively. Distributions to the Tribe are anticipated to total $80.0 million for fiscal year 2008.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Mohegan Sun related to Project Horizon and in Pocono Downs related to Project Sunrise are anticipated to be funded through a combination of the Authority’s operating cash flows and/or the bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its third quarter of fiscal 2008 operating results on Thursday, July 31, 2008 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 54596763

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, July 31, 2008. This replay will run through August 14, 2008.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 54596763

A transcript will be available on the Authority’s website for a period of ninety days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several OTW facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, Sunrise Square, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun is currently in the midst of Project Horizon – an expansion project that is to include a new hotel, additional retail and restaurant space, and a new 64,000-square-foot “Casino of the Wind.” Pocono Downs recently completed Project Sunrise, a Phase II gaming and entertainment facility adjacent to the Phase I gaming facility, which opened to the public on July 17, 2008. The combined facility now includes approximately 2,500 slot machines, three full-service restaurants, a 300-seat buffet, a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s ability to complete its current expansion project at Mohegan Sun on time and on budget, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2007	For the Nine Months Ended June 30, 2008	For the Nine Months Ended June 30, 2007
Revenues:
Gaming	$330,532	$371,140	$1,037,054	$1,074,310
Food and beverage	26,482	24,757	76,969	73,525
Hotel	12,497	11,120	36,924	35,283
Retail, entertainment and other	42,554	32,621	106,023	91,182

Gross revenues	412,065	439,638	1,256,970	1,274,300
Less – Promotional allowances	(35,220)	(32,521)	(100,599)	(92,576)

Net revenues	376,845	407,117	1,156,371	1,181,724

Operating costs and expenses:
Gaming	220,743	216,334	658,488	625,015
Food and beverage	12,500	12,807	36,622	38,386
Hotel	4,488	4,504	13,090	12,585
Retail, entertainment and other	19,681	11,362	41,785	32,876
Advertising, general and administrative	56,142	59,401	169,795	173,748
Corporate expenses	4,958	3,222	16,119	8,406
Pre-opening costs and expenses	1,314	84	1,346	3,829
Depreciation and amortization	24,328	23,740	72,980	69,851

Total operating costs and expenses	344,154	331,454	1,010,225	964,696

Income from operations	32,691	75,663	146,146	217,028

Other income (expense):
Accretion of discount to the relinquishment liability	(6,771)	(7,449)	(20,314)	(22,346)
Interest income	913	1,148	2,870	2,688
Interest expense, net of capitalized interest	(22,697)	(23,840)	(68,215)	(71,564)
Write-off of debt issuance costs	—	—	—	(71)
Other income (expense), net	390	(96)	461	(458)

Total other expense	(28,165)	(30,237)	(85,198)	(91,751)

Income from continuing operations before minority interests	4,526	45,426	60,948	125,277
Minority interests	510	169	1,243	497

Income from continuing operations	5,036	45,595	62,191	125,774
Income from discontinued operations	—	59	—	90

Net income	$5,036	$45,654	$62,191	$125,864

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating Results:
Gross revenues	$412,065	$439,638	$1,256,970	$1,274,300
Net revenues	376,845	407,117	1,156,371	1,181,724
Income from operations	32,691	75,663	146,146	217,028

Other Data:
Adjusted EBITDA	$58,843	$99,656	$221,715	$291,205
Capital expenditures	115,688	36,646	272,300	96,649
Cash interest paid	12,379	12,113	58,593	58,969

Balance Sheet Data:
Cash and cash equivalents	$77,978	$117,533	$77,978	$117,533
Total debt	1,453,967	1,289,992	1,453,967	1,289,992

MOHEGAN SUN

SUPPLEMENTAL DATA – OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$55,995	$93,058	$216,735	$280,953
Adjusted EBITDA margin	17.1%	26.4%	21.4%	26.7%

Capital expenditures (in thousands)	$52,324	$29,232	$136,402	$58,840
Capitalized interest (in thousands)	947	192	2,668	192

Weighted Average Number of Units:
Slot machines	5,974	5,939	6,107	6,076
Table games	321	278	322	296

Win Per Unit Per Day:
Slot machines (gross)	$392	$413	$380	$405
Table games	2,578	3,990	3,148	3,609

Hold Percentage:
Slot machines (gross)	8.5%	8.6%	8.5%	8.6%
Table games	11.6%	16.5%	14.2%	16.0%

Connecticut Slot Gaming Market Statistics:
Slot handle market share	52.8%	52.4%	53.2%	53.4%
Slot win market share	52.3%	52.5%	53.8%	53.3%
Slot handle efficiency	118.7%	116.0%	116.1%	116.7%
Slot win efficiency	117.7%	116.2%	117.5%	116.5%

Northeast Slot Gaming Market Statistics:
Slot win market share	32.3%	34.8%	33.6%	37.3%
Slot win efficiency	133.3%	142.7%	134.8%	136.6%

Hotel Statistics:
Hotel occupancy %	95.5%	94.4%	92.7%	91.7%
Average Daily Rate (ADR)	$114	$104	$115	$114
Revenue Per Available Room (REVPAR)	$108	$98	$106	$104

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA – OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007 (1)
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$7,296	$9,654	$19,856	$18,162
Adjusted EBITDA margin	14.6%	17.8%	13.8%	13.9%

Capital expenditures (in thousands)	$63,364	$7,414	$135,897	$37,805
Capitalized interest (in thousands)	1,340	68	2,732	468

Slot Statistics:
Weighted Average Number of Slot Machines	1,202	1,142	1,203	1,120
Win per unit per day (gross)	$377	$431	$366	$418
Hold percentage (gross)	8.7%	9.2%	8.7%	9.5%
Slot handle market share (2)	44.0%	100.0%	47.2%	100.0%
Slot win market share (2)	45.9%	100.0%	50.7%	100.0%
Slot handle efficiency (2)	136.2%	100.0%	138.6%	100.0%
Slot win efficiency (2)	142.1%	100.0%	149.0%	100.0%

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to June 30, 2007.
(2)	Includes operating results of Mount Airy Resort Casino from opening date of October 22, 2007 to June 30, 2008.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Adjusted EBITDA	$58,843	$99,656	$221,715	$291,205
Pre-opening costs and expenses	(1,314)	(84)	(1,346)	(3,829)
Depreciation and amortization	(24,328)	(23,740)	(72,980)	(69,851)
Minority interests	(510)	(169)	(1,243)	(497)

Income from operations	32,691	75,663	146,146	217,028

Accretion of discount to the relinquishment liability	(6,771)	(7,449)	(20,314)	(22,346)
Interest income	913	1,148	2,870	2,688
Interest expense, net of capitalized interest	(22,697)	(23,840)	(68,215)	(71,564)
Write-off of debt issuance costs	—	—	—	(71)
Other income (expense), net	390	(96)	461	(458)
Minority interests	510	169	1,243	497
Income from discontinued operations	—	59	—	90

Net income	$5,036	$45,654	$62,191	$125,864

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended June 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$34,547	$76	$21,372	$—	$55,995
Pocono Downs	3,122	1,238	2,936	—	7,296
Corporate	(4,978)	—	20	510	(4,448)

Total	$32,691	$1,314	$24,328	$510	$58,843

	For the Three Months Ended June 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$72,364	$84	$20,610	$—	$93,058
Pocono Downs	6,543	—	3,111	—	9,654
Corporate	(3,244)	—	19	169	(3,056)

Total	$75,663	$84	$23,740	$169	$99,656

	For the Nine Months Ended June 30, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$153,329	$91	$63,315	$—	$216,735
Pocono Downs	9,836	1,255	8,765	—	19,856
Corporate	(17,019)	—	900	1,243	(14,876)

Total	$146,146	$1,346	$72,980	$1,243	$221,715

	For the Nine Months Ended June 30, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$218,562	$392	$61,999	$—	$280,953
Pocono Downs (1)	6,932	3,437	7,793	—	18,162
Corporate	(8,466)	—	59	497	(7,910)

Total	$217,028	$3,829	$69,851	$497	$291,205

(1)	Includes operating results of Phase I slot facility at Mohegan Sun at Pocono Downs from opening date of November 14, 2006 to June 30, 2007.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, write-off of debt issuance costs, income from discontinued operations and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut, July 31, 2008
CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000